Exhibit 99.01

          FRONTIER AIRLINES REPORTS FISCAL SECOND QUARTER 2006 RESULTS

    DENVER, Oct. 27 /PRNewswire-FirstCall/ -- Frontier Airlines, Inc.
(Nasdaq: FRNT) today reported a net income of $6.9 million, or $.18 per diluted common share, for the airline's second fiscal quarter ended September 30, 2005 compared to a net loss of $2.1 million, or $0.06 per diluted common share, for the same period last year. Included in the net income for the three months ended September 30, 2005 were the following items before the effect of income taxes: unrealized gains on fuel hedges of $0.3 million and net gains of $0.6 million related primarily to the sale of Boeing assets held for sale. These items, net of income taxes, increased net income by $0.02 per diluted share. Included in the net loss for the quarter ended September 30, 2004 were the following items before the effect of income taxes: a loss of $74,000 on the sale of other assets; a write-down of $4.2 million of the carrying value of expendable Boeing 737 inventory; and an unrealized gain on fuel hedges of $4.1 million. These items, net of income taxes, decreased the airline's net loss by approximately $.01 per diluted share.

    Chief Executive Officer's Comments
    Frontier President and CEO Jeff Potter said, "While we can point to numbers and speak to yields and revenue as the heroes of this quarter's solid performance, there is no doubt in my mind that our return to profitability is a direct reflection of the hard work, dedication and sheer excellence of our employees. Our on-time performance this quarter was one of the best in the industry, and across the board we are providing a customer service experience second to none. The end result is that customers are responding in growing numbers, and not just in Denver, but across all of our markets. We generated a significant 16 percent year-over-year increase in the number of mainline passengers we carried, and quite simply, we are running as good an airline as we ever have in our history.

    "Although a quarter as strong as this is certainly cause to celebrate and for our employees to congratulate each other on a job well done, we recognize that the ills that continue to plague this industry haven't disappeared. Fuel remains at historic highs and the market still suffers from overcapacity leading to general weakness in fares. We don't anticipate a solution to these issues in the coming quarter, and we expect that high fuel costs and weak fares will adversely affect earnings for our fiscal third quarter 2006."

    Operating Highlights
    Mainline passenger revenue increased 21.9 percent as mainline revenue passenger miles (RPMs) grew at a rate of 11.6 percent during the fiscal second quarter, while mainline capacity growth as measured by mainline ASMs increased
5.7 percent from the same quarter last year. As a result, the airline's mainline load factor was 77.1 percent for its fiscal second quarter of 2006,
4.2 load factor points more than the airline's mainline load factor of
72.9 percent during the same quarter last year. The airline's mainline breakeven load factor, excluding special items, for the fiscal second quarter 2006 decreased 0.6 load factor points from 73.4 percent to 72.8 percent. Frontier's mainline breakeven load factor, excluding special items, decreased from the prior comparable period principally as a result of an 8.8 percent increase in mainline passenger yield and a 29.5 percent increase in mainline other revenue partially offset by an 8.1 percent increase in mainline cost per available seat mile (CASM).

    During the fiscal second quarter 2006, the airline's mainline passenger revenue per available seat mile (RASM) increased 14.9 percent to 9.01 cents from the same quarter last year. The increase in mainline RASM was due to the combination of the 8.8 percent increase in mainline yield per RPM and the 4.2 point load factor increase. Mainline average length of haul decreased
3.7 percent on a year-over-year basis, primarily because the prior year included traffic from the Company's focus city, Los Angeles, which the Company subsequently discontinued.

    Mainline fuel cost per gallon, excluding unrealized hedging gains, was $1.95 during the quarter ended September 30, 2005, compared to $1.41 during the quarter ended September 30, 2004, an increase of 38.3 percent.

    The airline's mainline CASM for the fiscal second quarter, excluding fuel, was 5.86 cents compared to 6.16 cents for the same quarter last year, a decrease of 4.9 percent. Included in CASM, excluding fuel, for the quarter ended September 30, 2005 was a reduction of sales and promotion expense of $3.6 million or 0.14 cents per ASM, due to a favorable sales and use tax credit on the taxation of ticketing services and $0.6 million, or 0.02 cents per ASM, in net gains related to the sale of Boeing assets held for sale. Included in CASM excluding fuel, for the quarter ended September 30, 2004 was ..18 cents per ASM of impairments and losses on sales of Boeing assets.

    Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's quarter ended September 30, 2005 unit costs stating, "Even when one excludes these large cost credits discussed above, our CASM ex-fuel further demonstrates our classification as one of the industry's low cost producers, particularly in light of the 14.9 percent year-over-year passenger unit revenue increase and 3.7 percent length of haul decrease."

    The airline's current unrestricted cash and short term investments and working capital as of September 30, 2005 was $144.1 million and $41.8 million, respectively. This compares to the Company's unrestricted cash and working capital for the same period last year of 160.1 million and $67.3 million, respectively.

    The airline's fleet in service on September 30, 2005 consisted of 16 owned Airbus A319 and A318 aircraft and 33 leased Airbus A319 and A318 aircraft.

    Business developments during the quarter included:

      *  Took delivery of one new owned Airbus A319 aircraft.

      *  Began Frontier JetExpress service to Dayton, Ohio and Fresno,
         California.

      * Filed a "shelf" registration statement with the Securities and Exchange Commission (SEC), which can be used to periodically sell up to $250,000,000 in preferred and common stock, debt and other securities.

      * Requested approval from the Department of Transportation (DOT) to offer service between Denver and Acapulco and Indianapolis and Cancun. Subsequently, approval was granted for service between Denver and Acapulco, with service to begin December 17, 2005.

      * Frontier's flight attendants voted down the Association of Flight Attendants union for the fourth time.

      * Announced the hiring of John Happ as Senior Vice President of Marketing and Planning.

    Potter concluded, "We anticipate that as we enter new markets and add frequencies to our existing markets, consumers will continue to recognize the value of Frontier's low fares and superior product with DirecTV, new aircraft, more legroom, assigned seating and superior customer service.

    "However, regardless of what is our best financial performance in seven quarters, we know that the battles in the airline industry will be won and lost on cost, and that will continue to be our focus moving forward. We have a daunting task in this year's December quarter particularly to offset the enormous fuel price increases we have incurred since the first of two devastating hurricanes hit the Gulf Coast refineries in late August that, by our estimates, will increase our fuel cost per gallon by 20 percent in the December quarter 2005 compared to this year's September quarter. This is in addition to the negative revenue impact caused by the disruption to our scheduled service to Cancun, Mexico. As a result, we anticipate a December quarterly loss that likely will exceed our September quarter profit in magnitude."

    Senior leadership will host a conference call to discuss Frontier's quarterly earnings on October 28, 2005, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at www.frontierairlines.com or using the following URL:
http://www.investorcalendar.com/IC/CEPage.asp?ID=96274.

    Currently in its 12th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 4,600 aviation professionals. With 49 aircraft and the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 47 destinations in 28 states spanning the nation from coast to coast and to five cities in Mexico. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for six consecutive years. In July 2005, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

    Legal Notice Regarding Forward-Looking Statements
    Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the timing of, and expense associated with, expansion and modification of our operations in accordance with our business strategy or in response to competitive pressures or other factors; failure of our new markets to perform as anticipated; the inability to achieve a level of revenue through fares sufficient to obtain profitability due to competition from other air carriers and excess capacity in the markets we serve; the inability to obtain sufficient gates at Denver International Airport to accommodate the expansion of our operations; general economic factors and behavior of the fare-paying public and its potential impact on our liquidity; terrorist attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; hurricanes and their impact on oil production, operational disruptions, including weather; industry consolidation; the impact of labor disputes; enhanced security requirements; changes in the government's policy regarding relief or assistance to the airline industry; the economic environment of the airline industry generally; increased federal scrutiny of low-fare carriers generally that may increase our operating costs or otherwise adversely affect us; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines ("United"), Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexico markets from the United States of America under recent changes to the bilateral agreement in place between the two countries; the availability of suitable aircraft, which may inhibit our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms, debt or operating lease financing necessary to acquire aircraft which we have ordered; uncertainties regarding aviation fuel prices, and various risk factors to our business discussed in our reports filed with the Securities and Exchange Commission. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2005. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, www.frontierairlines.com.

                             FRONTIER AIRLINES, INC.
                           SELECTED BALANCE SHEET DATA
                                   (unaudited)

                                         Quarter Ended     Quarter Ended
                                         September 30,     September 30,
                                             2005              2004
                                         -------------     -------------
                                                 (in thousands)
Balance Sheet Data:
Cash, cash equivalents and
 short-term investments                  $     144,096     $     160,053
Current assets                                 274,006           265,019
Total assets                                   844,554           784,122
Current liabilities                            232,162           197,702
Long-term debt                                 324,798           292,049
Total liabilities                              599,259           533,038
Stockholders' equity                           245,295           251,084
Working capital                                 41,844            67,317

                             FRONTIER AIRLINES, INC.
                            STATEMENTS OF OPERATIONS
      FOR THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (unaudited)

FRONTIER AIRLINES, INC.
Statements of Operations

                              Three Months Ended                   Six Months Ended
                       --------------------------------    --------------------------------
                        September 30,     September 30,     September 30,     September 30,
                            2005              2004              2005              2004
                       --------------    --------------    --------------    --------------
Revenues:
  Passenger            $  229,396,918    $  188,173,402    $  437,464,401    $  357,610,883
  Passenger-
   regional
   partner                 23,390,798        21,909,768        46,344,828        41,036,213
Cargo                       1,372,811         1,246,009         2,591,745         2,673,504
Other                       4,262,952         3,105,595         8,432,566         5,537,244

     Total
      revenues            258,423,479       214,434,774       494,833,540       406,857,844

Operating
  expenses:
  Flight
   operations              34,438,318        31,772,649        68,909,601        63,561,813
  Aircraft fuel
   expense                 70,912,494        44,715,069       130,742,042        84,718,251
  Aircraft
   lease
   expense                 23,471,531        22,307,400        46,902,912        41,198,226
  Aircraft and
   traffic
   servicing               34,113,637        31,229,011        65,866,881        62,921,215
  Maintenance              18,517,694        19,261,318        38,528,352        38,155,915
  Promotion
   and sales               18,645,214        19,250,304        40,517,127        39,088,980
  General and
   adminis-
   trative                 12,070,562        12,033,531        24,321,629        22,327,775
  Operating
   expenses -
   regional
   partner                 26,307,635        23,568,339        50,425,522        44,861,774
  Aircraft
   lease and
   facility
   exit costs                  52,627                --         3,364,515                --
  (Gains) losses
   on sales of
   assets, net               (603,139)           74,404          (691,177)          604,231
  Impairment
   and other
   related
   charges                         --         4,213,565                --         4,601,200
  Depreciation              6,862,322         6,606,142        13,534,399        13,224,581
     Total
      operating
      expenses            244,788,895       215,031,732       482,421,803       415,263,961

     Operating
      income               13,634,584          (596,958)       12,411,737        (8,406,117)

Nonoperating
  income
  (expense):
  Interest
   income                   1,911,084           785,699         3,275,482         1,356,269
  Interest
   expense                 (5,043,696)       (3,112,843)       (9,161,814)       (6,020,859)
  Other, net                  (47,786)         (103,353)         (150,424)         (168,717)

     Total
      non-
      operating
      expense,
      net                  (3,180,398)       (2,430,497)       (6,036,756)       (4,833,307)

Income (loss)
  before income
  tax expense              10,454,186        (3,027,455)        6,374,981       (13,239,424)

Income tax
  expense
  (benefit)                 3,548,834          (945,485)        2,203,377        (4,583,736)

Net income
  (loss)               $    6,905,352    $   (2,081,970)   $    4,171,604    $   (8,655,688)

Income (loss)
  per share:
     Basic             $         0.19    $        (0.06)   $         0.12    $        (0.24)
     Diluted           $         0.18    $        (0.06)   $         0.11    $        (0.24)

Weighted
  average
  shares of
  common stock
  outstanding
     Basic                 36,166,329        35,609,942        36,097,371        35,606,702
     Diluted               38,531,436        35,609,942        38,452,645        35,606,702

                             FRONTIER AIRLINES, INC.
                        COMPARATIVE OPERATING STATISTICS
                                   (unaudited)

                                         Quarters Ended
                                         September 30,
                                   -------------------------
                                       2005          2004        Change
                                   -----------   -----------   ---------
Selected Operating Data -
 Mainline:

Passenger revenue (000s)           $   229,397   $   188,173        21.9%
Revenue passengers
 carried (000s)                          2,028         1,750        15.9%
Revenue passenger miles
 (RPMs) (000s)                       1,940,880     1,738,682        11.6%
Available seat miles
 (ASMs) (000s)                       2,518,515     2,383,573         5.7%
Passenger load factor                     77.1%         72.9%        4.2pts.
Break-even load factor (1)                72.8%         73.4%       (0.6)pts.
Block hours                             50,976        47,086         8.3%
Departures                              21,189        18,937        11.9%
Average seats per departure              129.4         130.3        (0.7)%
Average stage length                       919           968        (5.1)%
Average length of haul                     957           994        (3.7)%
Average daily block hour
 utilization                              11.4          11.2         1.8%
Yield per RPM (cents) (2)                11.69         10.74         8.8%
Total yield per RPM (cents)              12.11         11.07         9.4%
Yield per ASM (cents) (3)                 9.01          7.84        14.9%
Total yield per ASM (cents)               9.33          8.08        15.5%
Cost per ASM (cents)                      8.68          8.03         8.1%
Fuel expense per ASM (cents)              2.82          1.87        50.8%
Cost per ASM excluding fuel
 (cents) (4)                              5.86          6.16        (4.9)%
Average fare                       $    103.47   $    100.05         3.4%
Average aircraft in service               48.8          45.5         7.3%
Aircraft in service at end
 of period                                  49            44        11.4%
Average age of aircraft at
 end of period                             2.1           2.7       (22.2)%
Average fuel cost per gallon       $      1.94   $      1.29        50.4%
Fuel gallons consumed (000's)           36,471        34,641         5.3%

                                        Six Months Ended
                                          September 30,
                                   -----------------------------
                                       2005          2004        Change
                                   -----------   -----------   ---------
Selected Operating Data -
 Mainline:
Passenger revenue (000s)           $   437,464   $   357,611        22.3%
Revenue passengers
 carried (000s)                          3,912         3,334        17.3%
Revenue passenger miles
 (RPMs) (000s)                       3,780,979     3,303,269        14.5%
Available seat miles
 (ASMs) (000s)                       4,864,412     4,595,225         5.9%
Passenger load factor                     77.7%         71.9%        5.8pts.
Break-even load factor (1)                75.3%         73.5%        1.8pts.
Block hours                             98,355        91,060         8.0%
Departures                              40,503        36,587        10.7%
Average seats per departure              129.3         130.4        (0.8)%
Average stage length                       929           966        (3.8)%
Average length of haul                     967           991        (2.4)%
Average daily block hour
 utilization                              11.4          11.4          --
Yield per RPM (cents) (2)                11.47         10.76         6.6%

Total yield per RPM (cents)              11.86         11.07         7.1%
Yield per ASM (cents) (3)                 8.92          7.74        15.2%
Total yield per ASM (cents)               9.22          7.96        15.8%
Cost per ASM (cents)                      8.88          8.06        10.2%
Fuel expense per ASM (cents)              2.69          1.84        46.2%
Cost per ASM excluding fuel
 (cents) (4)                              6.19          6.22        (0.5)%
Average fare                       $    102.79   $    100.26         2.5%
Average aircraft in service               47.2          43.5         8.5%
Aircraft in service at end
 of period                                  49            44        11.4%
Average age of aircraft at
 end of period                             2.1           2.7       (22.2)%
Average fuel cost per gallon       $      1.86   $      1.27        46.5%
Fuel gallons consumed (000's)           70,253        66,759         5.2%

FRONTIER AIRLINES, INC.
Comparative operating statistics, unaudited
Continued

                                          Quarters Ended
                                          September 30,
                                   -------------------------
                                       2005          2004        Change
                                   -----------   -----------   ---------
Selected Operating Data -
 Regional Partner:
Passenger revenue (000s)                23,391        21,910         6.8%
Revenue passengers carried (000s)          234           233         0.4%
Revenue passenger miles
 (RPMs) (000s)                         148,956       142,157         4.8%
Available seat miles (ASMs)
 (000s)                                204,432       190,771         7.2%
Passenger load factor                     72.9%         74.5%       (1.6)pts.
Yield per RPM (cents)                    15.70         15.41         1.9%
Yield per ASM (cents)                    11.44         11.48        (0.3)%
Cost per ASM (cents)                     12.87         12.35         4.2%
Average fare                       $     99.99   $     93.98         6.4%
Aircraft in service at end
 of period                                   9             9          --

                                         Quarters Ended
                                          September 30,
                                   -------------------------
                                       2005          2004        Change
                                   -----------   -----------   ---------
Selected Operating Data -
 Combined:
Passenger revenue (000s)           $   252,788   $   210,083        20.3%
Revenue passengers carried (000s)        2,262         1,983        14.1%
Revenue passenger miles
 (RPMs) (000s)                       2,089,836     1,880,839        11.1%
Available seat miles (ASMs) (000s)   2,722,947     2,574,344         5.8%
Passenger load factor                     76.7%         73.1%        3.6pts.
Yield per RPM (cents) (2)                11.98         11.10         7.9%
Total yield per RPM (cents)              12.37         11.40         8.5%
Yield per ASM (cents)                     9.19          8.11        13.3%
Total yield per ASM (cents)               9.49          8.33        13.9%
Cost per ASM (cents)                      8.99          8.35         7.7%

                                        Six Months Ended
                                          September 30,
                                   -------------------------
                                       2005          2004        Change
                                   -----------   -----------   ---------
Selected Operating Data -
 Regional Partner:
Passenger revenue (000s)                46,345        41,036        12.9%
Revenue passengers carried (000s)          467           436         7.1%
Revenue passenger miles
 (RPMs) (000s)                         285,713       273,711         4.4%
Available seat miles (ASMs) (000s)     393,117       368,349         6.7%
Passenger load factor                     72.7%         74.3%       (1.6)pts.
Yield per RPM (cents)                    16.22         14.99         8.2%
Yield per ASM (cents)                    11.79         11.14         5.8%
Cost per ASM (cents)                     12.83         12.18         5.3%
Average fare                       $     99.28   $     94.10         5.5%
Aircraft in service at end
 of period                                   9             9          --

                                        Six Months Ended
                                         September 30,
                                   -------------------------
                                       2005          2004        Change
                                   -----------   -----------   ---------
Selected Operating Data -
 Combined:
Passenger revenue (000s)           $   483,809   $   398,647        21.4%
Revenue passengers carried (000s)        4,379         3,770        16.2%
Revenue passenger miles
 (RPMs) (000s)                       4,066,692     3,576,980        13.7%
Available seat miles (ASMs) (000s)   5,257,529     4,963,574         5.9%
Passenger load factor                     77.3%         72.1%        5.2pts.
Yield per RPM (cents) (2)                11.81         11.09         6.5%
Total yield per RPM (cents)              12.17         11.37         7.0%
Yield per ASM (cents)                     9.13          7.99        14.3%
Total yield per ASM (cents)               9.41          8.20        14.8%
Cost per ASM (cents)                      9.18          8.37         9.7%

1. "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

    A reconciliation of the components of the calculation of break-even load factor is as follows:

                                 Three months Ended           Six Months Ended
                                    September 30,               September 30,
                             -------------------------   -------------------------
                                 2005          2004          2005          2004
                             -----------   -----------   -----------   -----------
                                  (In thousands)              (In thousands)
Net (income) loss            $    (6,905)  $     2,082   $    (4,172)  $     8,656
 Income tax (expense)
  benefit                         (3,549)          945        (2,203)        4,584
 Passenger revenue               229,397       188,173       437,464       357,611
 Revenue - regional
  partner                         23,391        21,910        46,345        41,036
 Charter revenue                  (2,497)       (1,384)       (3,708)       (2,040)
 Operating expenses
  - regional partner             (26,308)      (23,568)      (50,426)      (44,862)

Passenger revenue -
 mainline (excluding
 charter and regional
 partner revenue)
 required to break
 even (based on
 GAAP amounts)               $   213,529   $   188,158   $   423,300   $   364,985

Non-GAAP adjustments:
 Aircraft and
  facility lease
  exit costs                          --            --        (3,365)           --
 Gains (losses)
  on sales of assets                 603           (74)          691          (604)
 Impairment and other
  related charges                     --        (4,214)           --        (4,601)
 Unrealized derivative
  gain                               281         4,111          (726)        3,634

Passenger revenue-
 mainline (excluding
 charter and regional
 partner revenue)
 required to break-even
 (based on adjusted
 amounts)                    $   214,413   $   187,981   $   419,900   $   363,414

   The calculation of the break-even load factor follows:

                                 Three Months Ended          Six Months Ended
                                    September 30,               September 30,
                             -------------------------   -------------------------
                                 2004          2003          2004         2003
                             -----------   -----------   -----------   -----------
                                  (In thousands)              (In thousands)
Calculation of
  mainline break-even
  load factor using
  GAAP amounts:
  Passenger revenue
   - mainline
   (excluding
   charter and
   regional
   partner
   revenue)
   required
   to break
   even
   (based on
   GAAP amounts)
   ($000s)                   $   213,529   $   188,158   $   423,300   $   364,985
  Mainline yield
   per RPM (cents)                 11.69         10.74         11.47         10.76

  Mainline revenue
   passenger miles
   (000s) to break
   even assuming
   constant yield
   per RPM                     1,826,595     1,751,937     3,690,497     3,392,054
  Mainline
   available
   seat miles
  (000's)                      2,518,515     2,383,573     4,864,412     4,595,225
  Mainline
   break-even load
   factor using
   GAAP amounts                     72.5%         73.5%         75.9%         73.8%

Calculation of
 mainline break-even
 load factor using
 Non-GAAP amounts:
  Passenger revenue
   (excluding
   charter and
   regional partner
   revenue) required
   to break even
   (based on
   adjusted amounts)
   ($000s)                   $   214,413   $   187,981   $   419,900   $   363,414
  Mainline yield
   per RPM (cents)                 11.69         10.74         11.47         10.76

  Mainline revenue
   passenger miles
   (000s) to break
   even assuming
   constant yield
   per RPM                     1,834,157     1,750,289     3,660,854     3,377,454
  Mainline
   available
   seat miles
   (000's)                     2,518,515     2,383,573     4,864,412     4,595,225
  Mainline
   break-even
   load factor
   using non-GAAP
   amounts                          72.8%         73.4%         75.3%         73.5%

2. "Yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3. For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

                                   Quarters Ended             Six Months Ended
                                    September 30,               September 30,
                             -------------------------   -------------------------
                                 2005          2004          2005          2004
                             -----------   -----------   -----------   -----------
Passenger revenues
 - mainline, as
 reported                    $   229,397   $   188,173   $   437,464   $   357,611
  Less: charter
   revenue                         2,497         1,384         3,708         2,040
Passenger revenues
 - mainline excluding
 charter                         226,900       186,789       433,756       355,571
   Add: Passenger
    revenues -
    regional partner              23,391        21,910        46,345        41,036
Passenger revenues,
 system combined             $   250,291   $   208,699   $   480,101   $   396,607

4. This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

SOURCE  Frontier Airlines, Inc.
    -0-                             10/27/2005
    /CONTACT: Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
    /Web site: http://www.investorcalendar.com/IC/CEPage.asp?ID=96274 / /Web site: http://www.frontierairlines.com /